EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employees 2001 Incentive Compensation Plan of Richardson Electronics, Ltd. of our reports dated August 16, 2007, with respect to the consolidated financial statements of Richardson Electronics, Ltd. included in its Annual Report (Form 10-K) for the year ended June 2, 2007, Richardson Electronics, Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Richardson Electronics, Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

October 18, 2007